MIDDLESEX WATER COMPANY ANNOUNCES
FIRST QUARTER RESULTS

ISELIN, NJ, (May 6, 2010)   Middlesex Water Company (the “Company”), (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2010 of $21.6 million, up $1.1 million from the same period in 2009.
First Quarter Operating Results
Revenues in the Company’s Middlesex system in New Jersey increased $0.4 million primarily due to $0.2 million of higher revenues from contract sales to municipalities and increased revenues of $0.2 million from the effects of the purchase water adjustment clause implemented on July 1, 2009.  Water use by residential, commercial and industrial customers remained consistent with the first quarter of 2009 but below historical average usage. Revenues in our Tidewater system in Delaware increased $0.7 million, primarily due to a combination of increased rates that went into effect in late March 2009, customer growth and increased water consumption.
“While water consumption patterns typically remained constant in the first quarter relative to the same period in the prior year,  as we enter our peak season for water demand we are encouraged by customer and related consumption growth in our Delaware operations. We are also anticipating the benefit from rate relief awarded in New Jersey in mid-March 2010,” said Middlesex Water President and CEO Dennis W. Doll.
Operation and maintenance expenses for the three months ended March 31, 2010 increased $0.6 million compared to the same period in 2009, with materials, supplies and outside contractor costs rising $0.3 million due to a higher incidence of weather-related water main breaks in New Jersey.  Labor costs in our New Jersey and Delaware operations increased $0.2 million, largely due to snow removal related to several significant snow storms both in New Jersey and Delaware.  Water production costs were $0.2 million higher due to increased chemical and residual disposal expenses required due to heightened rainfall in March 2010, increased purchased water costs and increased facilities maintenance expenses. Net income increased $0.2 million to $1.5 million.  Basic and diluted earnings per share increased to $0.11 for the three months ended March 31, 2010, compared to $0.10 for the same period in 2009.
Board Declares Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.1800 per share, payable June 1, 2010 to common shareholders as of May 14, 2010.  The Company has paid cash dividends in varying amounts continually since 1912.  The Company has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock. Middlesex Water is currently offering a 5% discount on shares of its Common Stock to participants in its Dividend Reinvestment Plan, through June 1, 2010.

Annual Shareholders Meeting
The Company will host its annual meeting of shareholders on Tuesday, May 25, 2010, beginning at 11:00 EDT at its corporate headquarters in Iselin, NJ.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware.  The Company and its New Jersey subsidiaries – Pinelands Water Company and Pinelands Wastewater Company—are subject to the regulations of the Board of Public Utilities of the State of New Jersey.  Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc.  Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc.  The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc. (TESI) are subject to the regulations of the Public Service Commission in Delaware.  TESI provides regulated wastewater utility services.  White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware.  Twin Lakes Utilities, Inc. provides water services to residents of Shohola, Pennsylvania and is subject to the regulations of the Pennsylvania Utility Commission. These companies are also subject to various Federal, State and regulatory agencies concerning water and wastewater effluent, quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended March 31,
	2010	2009

Operating Revenues	$21,645	$20,583

Operating Expenses:
Operations	11,915	11,855
Maintenance	1,679	1,188
Depreciation	2,204	2,086
Other Taxes	2,559	2,452

Total Operating Expenses	18,357	17,581

Operating Income	3,288	3,002

Other Income (Expense):
Allowance for Funds Used During Construction	294	241
Other Income	170	178
Other Expense	(17)	(10)

Total Other Income, net	447	409

Interest Charges	1,424	1,392

Income before Income Taxes	2,311	2,019

Income Taxes	751	658

Net Income	1,560	1,361

Preferred Stock Dividend Requirements	52	52

Earnings Applicable to Common Stock	$1,508	$1,309

Earnings per share of Common Stock:
Basic	$0.11	$0.10
Diluted	$0.11	$0.10

Average Number of Common Shares Outstanding:
Basic	13,538	13,413
Diluted	13,801	13,676

Cash Dividends Paid per Common Share	$0.1800	$0.1775